FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509)944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB)
ANNOUNCES RECORD
FIRST QUARTER EXPANSION AND EARNINGS
Net Income Increases 71.4% over prior period
Sandpoint, Idaho, April 27, 2006 – Intermountain Community Bank (OTCBB – IMCB.OB), the largest locally owned state bank in Idaho, announced today continued record performance for the quarter ending March 31, 2006. Net income was $2.6 million, up 71.4% over the $1.5 million reported for the quarter ended March 31, 2005. In achieving this increase, IMCB experienced strong growth in assets to a record $744.6 million, an increase of 20.7% from March 31, 2005. Loan balances increased by 27.4% and deposit balances increased by 19.9% from the prior year period. Earnings per fully diluted share increased by 54.2% from the prior year period to $0.37 cents per share for the quarter ended March 31, 2006.
“We continue to build momentum in our company and the communities in which we operate,” noted Chief Executive Officer Curt Hecker. “In addition to posting strong earnings increases in the first quarter, we entered the Silver Valley and Fruitland markets in Idaho, added significant strength to our Spokane team with the addition of market-leading private and business banking talent, and opened a Trust & Wealth Management division. We continue to focus on generating long-term shareholder value by reinvesting in our employees, our customers and our communities, with the strong belief that value-building in these areas will produce strong long-term returns for all our stakeholders.”

First Quarter 2006 Highlights
▪	Net income for the quarter ended March 31, 2006 increased by 71.4% to $2.6 million compared to the same period last year

▪	Net interest income after loan loss provision increased 53.5% to $9.4 million compared to the same period last year

▪	Total equity increased 49.2% to $68.2 million compared to the same period in the prior year

▪	Book value per share increased 29.6% to $10.29 per share, compared to the quarter ended March 31, 2005, primarily due to the completion of the common stock offering in December 2005
Key Financial Results (dollars in thousands, except per share data):

Balance Sheet	Mar 31, 2006	Mar 31, 2005	Actual Change	% Change
Loans Receivable, net	$564,034	$442,844	$121,190	27.4%
Allowance for Loan Loss	$8,395	$7,123	$1,272	17.9%
Total Assets	$744,551	$616,924	$127,627	20.7%
Total Deposits	$610,002	$508,698	$101,304	19.9%

	Three Months Ended Mar 31,
Income Statement	2006	2005
Net Income	$2,562	$1,495
Annualized Return on Assets	1.41%	1.00%
Annualized Return on Equity	15.7%	13.4%
Basic Earnings Per Share	$0.39	$0.26
Diluted Earnings Per Share	$0.37	$0.24
Financial Summary:
Net income for the quarter ended March 31, 2006 totaled $2.6 million, an improvement of 71.4% over the same period in 2005. The increase primarily reflects strong balance sheet growth over this period of time, an improving net interest margin and strong gains in non-interest income. Part of the increase is also attributable to a decrease in the loan loss provision for the quarter ended March 31, 2006 as a result of improvement in loan portfolio credit quality and a refinement in the calculation of the loan loss reserve for the loan portfolio. Return on average assets and return on average equity for the three months ended March 31, 2006 increased to 1.41% and 15.7%, compared to 1.00% and 13.4% for the same period one year ago. The company continued to leverage both strong organic growth and the increasing interest rate environment to improve performance.

Net interest income after provision for loan losses rose to $9.4 million for the quarter ended March 31, 2006, an improvement of $3.3 million, or 53.5% over the same period last year. The company continued to experience consistent growth in earning assets while maintaining a strong net interest margin. The growth in earnings was primarily due to the increase in average earning assets resulting from both organic growth and the opening of new de novo branch locations. IMCB’s net interest margin increased 73 basis points to 5.55% for the quarter ended March 31, 2006 compared to 4.82% for the quarter ended March 31, 2005. The margin increase resulted from rates on earning assets repricing upwards faster than deposit rates in a rising interest rate environment faster than deposit rates. The company’s net interest margin performance ranks near the top of its peer group nationwide.
The provision for losses on loans decreased to a recovery of $96,000 for the quarter ended March 31, 2006 compared to a provision of $298,000 for the quarter ended March 31, 2005. The decrease for the quarter ending March 31, 2006 compared to the same period in the prior year is due primarily to improvement in loan portfolio credit quality, slower loan growth in the first quarter of 2006 and a refinement in the calculation of the loan loss reserve for the loan portfolio. The loan loss allowance to total loans ratio was 1.46% for March 31, 2006, compared to 1.58% at March 31, 2005. Management believes that at March 31, 2006, the current level of the loan loss allowance is adequate for the balance and the mix of the loan portfolio.
Non-interest income for the quarter ended March 31, 2006 increased 19.6% or $399,000 over the quarter ended March 31, 2005. Fees and services charges improved 19.1% or $329,000 compared to the prior years first quarter. The increase in non-interest income was driven largely by account growth, increased contract income from the bank’s secured deposit program and pricing improvements. The company also expanded its fee-generating potential with the addition of its Trust & Wealth Management division and the introduction of several new business banking services during the quarter. These investments, while adding some expense in the short-term, are expected to generate additional fee income in future years.

Non-interest expense for the quarter ended March 31, 2006 increased 32.7%, or $1.9 million compared to the quarter ended March 31, 2005. The development of new markets and new services, coupled with increases in staffing and fixed assets to support organic bank growth were the primary contributors to the growth in non-interest expense.
Earnings per share for the quarter ended March 31, 2006 totaled $0.39, and on a fully diluted basis, $0.37 per share. This compares to earnings per share of $0.26 and fully diluted earnings per share of $0.24 for the same period last year.
As of March 31, 2006, assets totaled $744.6 million, an increase of $127.6 million, or 20.7% over March 31, 2005 and an increase of $10.9 million, or 1.5% over December 31, 2005. The slowdown in asset growth in the first quarter of 2006 largely reflects seasonal factors and a longer winter in the company’s market areas, resulting in temporary reductions in real estate and agricultural lending production. Total deposits grew 19.9%, or $101.3 million over March 31, 2005 to a total of $610.0 million, and loans receivable increased $121.2 million or 27.4% over March 31, 2005. Total deposits grew 2.1%, or $12.5 million over December 31, 2005, and loans receivable increased $9.0 million or 1.6% over December 31, 2005. Loans receivable totaled $564.0 million at March 31, 2006. Strong organic growth in all of the company’s existing markets accounted for the growth in both loans and deposits in the quarter ended March 31, 2006 compared to the same period last year.
Total non-performing loans were $1.2 million or 0.21% of net loans as of March 31, 2006, compared to $1.1 million or 0.24% of net loans at March 31, 2005 and $1.3 million or 0.23% of net loans at December 31, 2005. The increase is primarily due to a $100,000 increase in non-performing loans at March 31, 2006 compared to March 31, 2005, offset by a 27.4% increase in net loans receivable. Net charge-offs to average net loans were 0.02% for the quarter ended March 31, 2006 compared to negative 0.02% for the quarter ended March 31, 2005.

Total equity increased to $68.2 million, a 49.2% increase over March 31, 2005. The increase in equity resulted from the completion of a $12.0 million common stock offering in December 2005 and the retention of the bank’s net income. Book value per share at March 31, 2006 totaled $10.29 versus $7.94 at March 31, 2005.
“We continue to execute our long–term strategic plan, which calls for recruiting, retaining, training and motivating the very best people and supporting them with technology that leads the community banking market,” noted Hecker. “This combination will allow us to serve our customers and communities more effectively over time than our competitors, thereby creating significant long-term shareholder value.”
Company Activities:
Successful recruiting activities throughout IMCB’s market area created several exciting new expansion opportunities for the company. During the first quarter of 2006, the company ventured further east by opening a branch in Kellogg, Idaho. The move into the Silver Valley creates opportunity in a market that is experiencing increased growth, fits well into the company’s strategic plan of being the dominant bank throughout north Idaho, and allows for the expansion of services to our existing customer base.
The company also announced plans to open a branch in Fruitland, Idaho. The experienced team leading this new branch will complement our existing teams in Weiser and Payette, Idaho, as well as our branch located in Ontario, Oregon. The full-service branch was opened April 19, 2006.
The company also opened a loan production office in downtown Spokane, Washington in mid-April 2006. This office features seasoned and knowledgeable private bankers with strong market connections in Spokane and north Idaho. This team complements our Spokane Valley team of business, real estate and consumer bankers and provides additional reach into the Spokane metro market.

To open its Trust & Wealth Management division, IMCB attracted a seasoned team of legal and investment professionals, with many years of experience managing the needs of high net-worth clientele. This team has hit the ground running and is focused on delivering outstanding advice and personal service to its clients.
Planning continues on the company’s 90,000 square foot Financial and Technical Center in Sandpoint, Idaho. IMCB will occupy approximately one-half of the building as it relocates its Sandpoint branch and consolidates administrative offices. The building is anticipated to be an economic and learning center for the community, with local professional firms occupying part of the space, and the rest devoted to meeting rooms, state-of-the-art learning facilities, a café and a greenspace atrium.
During the first quarter, IMCB also began construction of a new branch in Twin Falls, Idaho. The office, located near rapidly growing retail and residential areas of Twin Falls, will be approximately 4,800 square feet and will provide full banking services to its business and consumer clients. The branch will be the second branch the company operates in Twin Falls. Construction is expected to be completed in August 2006.
About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four divisions with eighteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates a full service branch and a loan production office in Spokane, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.